Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this filing. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results are likely to differ from those discussed in the forward-looking statements.

Business Overview

Headquartered in Englewood, Colorado, the Company is developing a vertical takeoff and landing (“VTOL”) aircraft that takes off and lands like a helicopter and cruises like a fixed-wing business aircraft. We believe our initial configuration, the TriFan 600, will be one of the first civilian fixed-wing VTOL aircraft that offers the speed and comfort of a business aircraft and the range and versatility of VTOL for a wide range of customer applications, including private aviation for business and high net worth individuals, emergency medical services, and commuter and regional air travel. Since 2013, we have been engaged primarily in developing the design and engineering concepts for the TriFan 600, building and testing a two-thirds scale unmanned version of the TriFan 600, generating pre-orders for the TriFan 600, and seeking funds from investors to enable the Company to build full-scale piloted prototypes of the TriFan 600, and to eventually engage in commercial development of the TriFan 600.

Plan of Operations and Operating Results

As of the date of this filing, we have not yet determined whether we will (i) be an OEM and assemble the TriFan 600 with parts purchased from third-party specialized aviation component suppliers, or (ii) partner with a third-party OEM who will assemble the aircraft.

Although the main source of our revenue will be aircraft sales, training, maintenance, leasing, insurance, and aircraft maintenance programs may provide additional revenue streams.

We have hired a number of employees and consultants to accelerate the development of the aircraft. We intend to continue our development of the TriFan by engaging key supply partners, establishing vendors of key components of the full-scale Test Aircraft #1, commissioning and completing trade studies, and completing the development design review of the TriFan. We will need additional capital to complete our development of the series of Test Aircraft and beyond and are pursuing multiple alternatives for such funding.

We will continue to develop an internal and external sales and marketing capability to increase awareness of the aircraft and position the Company to continue taking customer orders and deposits. We believe that increasing awareness of the aircraft and demonstrating customer demand through sales orders will enhance the Company’s ability to continue raising capital in the future.

We have a ten-year operating history and have generated no revenues since our inception. We do not believe we will be able to generate revenues without successfully completing the certification of the proposed TriFan 600 aircraft.

Key Factors Affecting Our Results of Operations

We believe that the growth of our business and our future success are dependent upon many factors, including our ability to retain and develop engineering internal and third-party resources, secure strategic partnerships with suppliers, expand the number of customer purchase orders, locate a facility for further aircraft development and testing, expand on that facility or locate to a new facility for commercial production, build-out production assembly lines in a timely manner, develop ancillary service offerings related to the TriFan 600 such as flight training, insurance programs and maintenance products, and secure the needed financing to achieve FAA certification.

While each of these areas presents significant opportunities for us, they also pose material challenges and risks that we must successfully address in order to achieve FAA certification of the TriFan 600 and further reach our current aircraft delivery forecasts.

Economic and Market Factors

Our operations, partners, customers and potential suppliers are subject to various global macroeconomic factors. We expect to continue to remain vulnerable to a number of industry-specific and global macroeconomic factors that may cause (i) continued challenges in securing financing to achieve FAA certification of the TriFan 600, and (ii) our actual results of operations to differ from our historical results of operations or current expectations. The factors and trends that we currently believe are or will be most impactful to our results of operations and financial condition include the following: the ongoing downturn in the capital markets; the impact on us of significant operational challenges by third parties on which we rely; the difficulty of attracting capital for a capital-intensive phase of our business; attracting and retaining talent; inflationary pressures; potential labor and supply chain shortages affecting us and our partners; volatile fuel prices; and changes in general economic conditions in the markets in which we operate.

We continue to monitor the potential favorable or unfavorable impacts of these and other factors on our business, operations, financial condition and future results of operations.

Recent Events

Merger with Inpixon

On July 24, 2023, we entered into an Agreement and Plan of Merger (amended on December 30, 2023 and March 12, 2024), the “XTI Merger Agreement”) by and among us, Inpixon, Inc. (Inpixon), a Nevada corporation, Superfly Merger Sub Inc., a Delaware corporation and Inpixon’s then wholly-owned subsidiary (“Merger Sub”).

Pursuant to the XTI Merger Agreement, on March 12, 2024 (the “Closing Date”), the Company merged with and into Merger Sub (the “XTI Merger”), with XTI surviving the XTI Merger as Inpixon’s wholly-owned subsidiary. Following the effective time of the XTI Merger (the “Effective Time”) on the Closing Date, Inpixon amended its articles of incorporation to change its name from “Inpixon” to “XTI Aerospace, Inc”. (“XTI Aerospace”) and the combined company opened for trading on the Nasdaq Capital Market on March 13, 2024 under the new ticker symbol “XTIA”.

Immediately prior to the Effective Time, all but $175,000 of the total principal and accrued interest balance of the convertible note issued by us to Dave Brody on October 1, 2023, as amended on March 12, 2024, was converted into shares of XTI common stock immediately prior to the Effective Time, enabling him to participate in the XTI Merger on the same basis as the other shares of XTI common stock. The remaining $175,000 loan balance was repaid to Mr. Brody on April 1, 2024.

Key Components of Our Results of Operations

The following is a summary of the principal line items comprising our operating results.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the research and development of the TriFan 600 aircraft. These expenses include:

●	employee-related expenses, including salaries and benefits for personnel engaged in research and development functions;

●	expenses incurred in connection with XTI’s research and development activities, including under agreements with third parties such as consultants and contractors; and

●	software and technology-related expenses to support computer-aided design of the aircraft, flight simulations, and other technology needs of our engineers.

Research and development costs are expensed as incurred. We expect our research and development expenses to increase significantly as we increase staffing to support aircraft engineering and software development, build aircraft prototypes and continue to explore and develop technologies.

We cannot determine with certainty the timing, duration or the costs necessary to complete the design, development, certification, and manufacturing of our TriFan 600 aircraft due to the inherently unpredictable nature of our research and development activities. Development timelines, the probability of success, and development costs may differ materially from expectations.

Selling and Marketing Expenses

Selling and marketing costs include activities such as aircraft reservation procurement, public relations and business opportunity advancement. These functions mainly generate expenses relating to travel, trade show fees and costs, salaries and benefits. Selling and marketing expenses are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for personnel in executive, finance, corporate and business development, and administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters, including noncapitalizable transaction costs; professional fees for accounting, auditing, tax and administrative consulting services; insurance costs, facility related expenses including maintenance and allocated expenses for rent and other operating costs.

We anticipate that general and administrative expenses will increase substantially in the future as we increase our headcount to support continued research and development and commercialization of the TriFan 600.

Merger-related Transaction Costs

Merger-related transaction costs consist primarily of accounting and legal professional fees and transaction bonuses related to the XTI Merger.

Interest Expense

Interest expense consists primarily of (i) interest relating to convertible and promissory notes, and (ii) debt discount amortization relating to warrants and stock options issued in conjunction with convertible notes.

Changes in Fair Value of Warrants, JV Obligation, Convertible Notes at Fair Value, and Loan Conversion Derivative Liability

Warrant shares issued to third parties and our obligation to the joint venture counterparty under the now-expired joint venture when classified as liabilities are subject to remeasurement to fair value at each balance sheet date. Refer to the discussion of our joint venture under the section entitled “XTI Joint Venture Agreement.”

We further expect to incur an incremental income (expense) in the statements of operations for the fair value adjustments for certain convertible notes and loan conversion derivative liability at the end of each reporting period.

Results of Operations

Comparison of the Year Ended December 31, 2023 to the Year Ended December 31, 2022

The following table sets forth our audited statements of operations data for the years ended December 31, 2023 and 2022. The information has been prepared on the same basis as our audited financial statements, included elsewhere in this filing, and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods. This data should be read in conjunction with our financial statements included elsewhere in this filing. These results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

	Year Ended December 31,		Period Over Period Change
(All amounts in U.S. dollars)	2023	2022	$	%
Operating expenses:
Research and development	$1,380,503	$2,963,873	$(1,583,370)	(53)%
Selling and marketing	721,328	728,823	(7,495)	(1)%
General and administrative	3,614,814	10,269,389	(6,654,575)	(65)%
Merger-related transaction costs	1,845,137	419,028	1,426,109	340%
Amortization of intangibles	27,560	26,579	981	4%
Total operating expenses	7,589,342	14,407,692	(6,818,350)	(47)%
Operating loss	(7,589,342)	(14,407,692)	6,818,350	(47)%
Interest expense	(1,141,751)	(789,608)	(352,143)	45%
Amortization of deferred loan costs	(87,955)	(87,955)	-	0%
Income from stock option forfeitures	-	14,469,884	(14,469,884)	*
Loss on extinguishment of convertible notes	(6,634,898)	-	(6,634,898)	*
Change in fair value of convertible notes	(9,143,801)	-	(9,143,801)	*
Change in fair value of warrant liability	(164,309)	11,948	(176,257)	(1,475)%
Change in fair value of JV obligation	(196,055)	330,501	(526,556)	(159)%
Change in fair value of loan conversion derivative liability	(108,151)	-	(108,151)	*
Net loss	$(25,066,262)	$(472,922)	$(24,593,340)	5,200%

*	Comparisons between positive and negative numbers and with a zero are not meaningful

Operating Expenses

Operating expenses decreased by $6,818,350, or 47%, to $7,589,342 for the year ended December 31, 2023 from $14,407,692 for the year ended December 31, 2022. The decrease was primarily driven by decreases in (i) research and development expenditures of $1,583,370, and (ii) stock-based compensation expense relating to option awards and warrant grants of $6,607,129. These decreases were partially offset by increased professional expenditures of $1,426,109 for the year ended December 31, 2023 compared to the year ended December 31, 2022 relating to merger transaction efforts.

Research and Development

Research and development costs to advance development of the TriFan 600 aircraft decreased by $1,583,370, or 53%, to $1,380,503 for the year ended December 31, 2023, from $2,963,873 for the year ended December 31, 2022. The decrease was primarily driven by an effort to conserve cash which involved (i) reducing expenditures relating to the use of third-party engineering consultants, and (ii) a hiring freeze of engineers.

Selling and Marketing

Selling and marketing expenses decreased by $7,495, or 1%, to $721,328 for the year ended December 31, 2023, from $728,823 for the year ended December 31, 2022. The decrease was primarily driven by reduced industry trade event participation in 2023 versus 2022.

General and Administrative

General and administrative costs decreased by $6,654,575, or 65%, to $3,614,814 for the year ended December 31, 2023, from $10,269,389 for the year ended December 31, 2022. The decline was primarily attributed to (i) a decrease in stock-based compensation expense relating to warrant issuances of $3,567,644 as the Company recognized $3,689,030 of expense during the year ended December 31, 2022 relating to the issuance of a warrant to a regional aviation operator in conjunction with a conditional aircraft purchase order, and (ii) a decrease in stock-based compensation expense of $3,039,485 relating to stock options granted to members of the executive management team, employees, and other service providers as compensation for services.

Merger-related transaction costs

Merger-related transactions costs increased by $1,426,109 for the year ended December 31, 2023 compared to the prior year driven by increased professional fees and transaction bonuses relating to the XTI Merger which closed during the first quarter of 2024.

Interest Expense

Interest expense, which includes debt discount amortization, increased by $352,143 from $789,608 for the year ended December 31, 2022 to $1,141,751 for the year ended December 31, 2023, as we recognized increased interest expense of $239,851 and amortization of debt discounts of $112,292. The increase in total interest expense was driven by new convertible and promissory notes that were issued during 2022 and 2023. Debt discounts are related to stock options and warrants granted to investors in conjunction with the convertible notes.

Amortization of Deferred Loan Costs

We recognized loan cost amortization expense of $87,955 and $87,955 for the years ended December 31, 2023 and 2022, respectively, relating to a convertible note that originated in May 2021.

Income from Stock Option Forfeitures

We recognized $14,469,884 in income relating to stock option forfeitures during the year ended December 31, 2022 primarily as a result of two executives departing XTI and thereby forfeiting their previous vested stock option awards back to the Company’s option plan.

Loss on Extinguishment of Debt and Change in Fair Value of Convertible Notes

On November 1, 2023, the Company and certain convertible noteholders agreed to amend the convertible notes to extend the maturity date and to revise the conversion terms. The amendment to the convertible notes was accounted for as an extinguishment of debt and reissuance of the convertible notes in accordance with ASC 470-50, Debt – Modifications and Extinguishments, due to the addition of a substantive conversion feature. As the Company elected to account for these convertible notes using the fair value option, the Company measured the convertible notes at a fair value, which resulted in a loss on extinguishment of $6,634,898. As of the December 31, 2023 reporting date, the Company re-measured the convertible notes at fair value resulting in the convertible notes balance being increased by an additional $9,143,801.

Change in Fair Value of Warrant Liability

During the years ended December 31 2023 and 2022, we recognized a fair market value adjustment loss of $164,309 and a fair market value adjustment gain of $11,948, respectively, relating to private placement warrant liabilities.

Change in Fair Value of JV Obligation

During the years ended December 31, 2023 and 2022 we recognized a fair market value adjustment loss of $196,055 and a fair market value adjustment gain of $330,501, respectively, relating to the JV Obligation. Refer to the discussion of our joint venture in the section below entitled “XTI Joint Venture Agreement.”

Change in Fair Value of Loan Conversion Derivative Liability

During the years ended December 31, 2023 and 2022, the Company recognized a fair market value adjustment loss of $108,151 and $0, respectively, related to embedded conversion derivatives associated with certain convertible notes entered into during 2022 and 2023

Risk and Uncertainties

As of December 31, 2023, the Company had a working capital deficit of approximately $13,028,000, and cash of approximately $4,600. For the year ended December 31, 2023, the Company had a net loss of approximately $25,066,000. During the year ended December 31, 2023, the Company used approximately $4,180,000 of cash for operating activities.

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, we have supplemented the revenues we earned with proceeds from the sale of our equity and debt securities and proceeds from loans and bank credit lines.

The Company’s recurring losses and utilization of cash in its operations are indicators of going concern. The Company’s financial statements as of December 31, 2023 have been prepared under the assumption that the Company will continue as a going concern for the next twelve months from the date the financial statements are issued. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the Company’s ability to continue as a going concern is dependent upon the ability to obtain additional equity or debt financing, and attain further operating efficiency, which together represent the principal conditions that raise substantial doubt about our ability to continue as a going concern. The Company’s financial statements as of December 31, 2023 do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from financing activities and their sufficiency to fund our operating and investing activities. As of December 31, 2023, our principal source of liquidity was cash of approximately $4,600.

To date, we have funded our operations primarily with proceeds from the now expired joint venture that commenced in 2021, customer reservation deposits, issuances of common stock to private investors, and issuances of convertible and promissory notes.

XTI Joint Venture Agreement

Effective May 31, 2021, the Company and Xeriant Inc. entered into a Joint Venture Agreement (“Agreement”) and other ancillary agreements under which Xeriant agreed to provide $10 million of funding to the Joint Venture (the “Intended Contribution”) to enable us to complete the preliminary design review of our TriFan 600 aircraft. In furtherance of the purpose of the Agreement, the Company granted a non-exclusive license to the joint venture to utilize our technology to complete the preliminary design of the aircraft. Xeriant provided a total of approximately $5.4 million of funding under the Agreement and ceased providing funding in December 2021. The Agreement and the ancillary agreements expired by their terms on May 31, 2023. The relevant agreements require that our technology and the assets developed by the joint venture be transferred back to us in exchange for Xeriant’s interest in the joint venture. Although Xeriant did not make the full Intended Contribution, it is entitled to receive a pro rata portion of the agreed 10% of our common stock it would have received in exchange for its joint venture interest had it made the full Intended Contribution.

In satisfaction of its obligations and immediately prior to the effective time of the XTI Merger, the Company issued 3,342,998 shares (representing 5.4% of our fully diluted outstanding shares as of the joint venture expiration date of May 31, 2023) to Xeriant in exchange for Xeriant’s interest in the joint venture.

Customer Reservation Deposits

As of the date of this filing, we received conditional pre-orders under a combination of non-binding aircraft purchase agreements, reservation deposit agreements, options and letters of intent for aircraft which generated approximately $1,350,000 of cash from customer reservation deposits. These funds from customer reservation deposits will not be recorded as revenue until the orders for aircraft are delivered, which may not be for many years or at all if we do not deliver the aircraft. The deposits prioritize orders when the aircraft becomes available for delivery. Customers making deposits are not obligated to purchase aircraft until they execute a definitive purchase agreement. Customers may request a return of their refundable deposit any time up until the execution of a purchase agreement. Customers’ request for a return of their refundable deposits could adversely affect our liquidity resources and we may be financially unable to return such deposits.

Debt Financing

Since our inception through the date of this filing, we have raised approximately $9.6 million from the issuance of convertible and promissory notes, net of commissions.

Inpixon Promissory Note & Security Agreement

On July 24, 2023 and in conjunction with the merger agreement, the Company and Inpixon agreed to consolidate existing promissory notes into a new Senior Secured Promissory Note (“Inpixon Promissory Note”) with an initial principal balance of $535,407. Prior to subsequent amendments, the Inpixon Promissory Note provided an aggregate principal amount up to $2,313,407. The Inpixon Promissory Note bears interest at 10% per annum, compounded annually, and for each future loan, beginning on the date the future loan is advanced to us.

The outstanding principal amount under the Inpixon Promissory Note, together with all accrued and unpaid interest, shall be due and payable upon the earlier of (a) March 31, 2024, (b) when declared due and payable by Inpixon upon the occurrence of an event of default, or (c) within three business days following termination of the XTI Merger Agreement (i) by us because our Board adopts a superior proposal prior to delivering the XTI Stockholder Consent, or (ii) by Inpixon because the our Board has made a change in recommendation, or we have breached or failed to perform in any material respect any of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation. The Inpixon Promissory Note will be forgiven and of no further force if the XTI Merger Agreement is terminated by Inpixon’s Board because it adopts a superior proposal prior to obtaining the required Inpixon stockholder approval, subject to Inpixon’s rights and remedies under the Promissory Note, the Security Agreement, and the Merger Agreement. If the XTI Merger Agreement is terminated by us because the Inpixon Board makes a change in recommendation or Inpixon is in material breach of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation, the maturity date of the Inpixon Promissory Note will be extended to December 31, 2024.

The Security Agreement grants Inpixon a first priority security interest in and lien upon all of our property to secure the repayment of the Inpixon Promissory Note.

On November 13, 2023, the Inpixon Promissory Note was amended and restated to provide for an additional $700,000 in future loans. The restated principal balance of the Inpixon Promissory Note per the first amendment was $2,370,187, which included the total of all previous cash advances made by Inpixon to us plus accrued interest on those cash advances through November 13, 2023. As of December 31, 2023, the principal balance of the Inpixon Promissory Note was $3,070,187.

On January 30, 2024, the Company and Inpixon executed a second amendment to the Inpixon Promissory Note which extended the maturity date to March 31, 2024 and increased the maximum available for borrowing under the note to $4,000,000. As the Company became a subsidiary of XTI Aerospace because of the XTI Merger, both parties intend to legally cancel this intercompany (post-merger) promissory note during the second quarter of 2024.

Crowdfunding

Between July 2016 and May 2021, we completed three crowdfunding campaigns under Reg A (two campaigns) and Reg CF (one campaign) offerings. We raised approximately $2,190,000 in cash, net of commissions and other offering costs, in exchange for our common stock from these crowdfunding campaigns.

Other Private Placement Equity Financing

Since our inception through the date of this filing, we have raised approximately $955,000 in cash from common stock issuances in private placements to individual private investors.

Historical Cash Flows

Comparison of the Year Ended December 31, 2023 and 2022

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended
	December 31,
	2023	2022
Net cash used in operating activities	$(4,180,320)	$(4,827,792)
Net cash used in investing activities	(17,377)	(4,067)
Net cash provided by financing activities	4,087,515	630,225

Net decrease in cash	(110,182)	(4,201,634)

Cash - beginning of period	114,762	4,316,396

Cash - end of period	$4,580	$114,762

Net Cash Used in Operating Activities

Net cash used in operating activities during the periods indicated consisted of the following:

	For the Years Ended
	December 31,
	2023	2022
Net loss	$(25,066,262)	$(472,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	10,528	12,038
Amortization of intangible assets	27,560	26,597
Amortization of deferred loan costs	87,955	87,955
Amortization of debt discount	525,261	412,969
Stock-based compensation	1,644,908	8,252,037
Income from stock option forfeitures	-	(14,469,884)
Loss on extinguishment of convertible notes	6,634,898	-
Change in fair value of convertible notes	9,143,801	-
Change in fair value of warrant liability	164,309	(11,948)
Change in fair value of JV obligation	196,056	(330,501)
Change in fair value of loan conversion derivative liability	108,151	-
Changes in operating assets and liabilities	2,342,515	1,665,867
Net cash used in operating activities	$(4,180,320)	$(4,827,792)

Our cash flows used in operating activities to date have been primarily comprised of payroll, software and technology expenses, and professional services related to research and development and general and administrative activities. As we raise additional capital, we expect to increase hiring to accelerate our engineering efforts ahead of having an operational assembly facility. We further expect our cash used in operating activities to increase significantly before we start to generate any material cash flows from our operations.

For the year ended December 31, 2023, the increase in changes in operating assets and liabilities was primarily attributed to (i) increases in accounts payable and accrued compensation, and (ii) an increase in accrued interest relating to outstanding convertible and promissory notes. For the year ended December 31, 2022, the increase in changes in operating assets and liabilities was primarily attributed to (i) the Company receiving $250,000 in proceeds from aircraft reservation deposits, (ii) an increase in accrued compensation and bonuses, and (iii) an increase in accrued interest relating to outstanding convertible and promissory notes.

Net Cash Used in Investing Activities

Net cash used in investing activities for the years ended December 31, 203 and 2022 includes legal costs incurred relating to our patents.

Net Cash Provided by Financing Activities

2023

On January 30, 2023, we entered into a convertible note agreement with an existing convertible note and stock option holder. The note has a principal amount of $300,000 and accrues interest at a rate of 10.0% per annum. In conjunction with the convertible note, we issued warrants for the purchase of a total of 39,063 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The note matures on October 21, 2025. The holder of the note has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.25 per share. The share conversion may occur prior to October 21, 2025 at the option of the holder, or automatically converted by the Company upon the occurrence of a Qualified Financing, Qualified Business Combination, or Change of Control as defined in the note agreement. See Note 4 of our financial statements included elsewhere in this filing for more information regarding this convertible note.

On January 5, 2023, we entered into a promissory note agreement with our Chairman and majority shareholder, David Brody. The note has a principal amount of $125,000 and accrues interest at a rate of 5% per annum. The note matures at the earlier of (i) thirty (30) days after the closing of the Business Combination, or (ii) January 5, 2024.

On May 9, 2023, the principal and accrued interest of an existing convertible note plus an additional $450,000 in cash were combined into a new replacement convertible note (the “Replacement Note”) with a principal amount of $1,986,918. The existing convertible note entered into on April 1, 2021 was cancelled in connection with the issuance of the Replacement Note. The Replacement Note accrues interest at a rate of 10% per annum and matures on December 31, 2026. The noteholder has the right to receive repayment of the principal balance plus accrued interest at any time prior to the maturity date in shares of common stock of the Company at a value of $1.00 per share. If the noteholder has not provided the Company with prior written notice to either convert the Replacement Note into shares or to demand cash repayment of the note on the maturity date, the remaining principal balance of the Replacement Note plus accrued interest will automatically convert into shares on the maturity date.

During the year ended December 31, 2023, we received proceeds of approximately $3.0 million from a senior secured promissory note issued to Inpixon Inc.

During the year ended December 31, 2023, we received proceeds of $224,000 from an issuance and sale of 179,200 shares of common stock to a non-executive officer and his family member.

We also repaid $13,985 in promissory notes during 2023.

2022

On October 21, 2022, the Company entered into a convertible note agreement with an existing convertible note holder. The note has a principal amount of $600,000 and accrues interest at a rate of 10.0% per annum.

In conjunction with the convertible note, the Company issued warrants for the purchase of a total of 150,000 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The note matures on October 21, 2025. The holder of the note has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.25 per share. However, the share conversion may occur prior to October 21, 2025 at the option of the holder, or automatically converted by the Company upon the occurrence of a Qualified Financing, Qualified Business Combination, or Change of Control as defined in the note agreement. See Note 4 of our financial statements included elsewhere in this filing for more information regarding this convertible note.

During the year ended December 31, 2022, we received $50,225 in proceeds from the private placement issuance and sale of 28,700 shares of common stock at $1.75 per share.

We also repaid $20,000 in promissory notes during 2022.

Commitments and Contractual Obligations

Leases

We had an operating lease for engineering software, which was for a 12-month term, that matured on December 10, 2023. Under the software lease, we made approximately $74,000 in lease payments during the year ended December 31, 2023. Upon maturity of this software lease, we entered into a new replacement software lease arrangement with the same leasing company in December 2023 for another 12-month term, with monthly lease payments of approximately $8,100 commencing in March 2024 and ending in December 2024. We will make a total of approximately $73,000 in lease payments in 2024 relating to the replacement software lease.

Effective January 1, 2024, the Company moved into a new corporate office location at Centennial Airport in Englewood, Colorado. In conjunction with this move, the Company entered into a four-year sublease arrangement with an initial base rent of $8,966 per month. The rent under the sublease arrangement is subject to annual escalations. The Company will make a total of approximately $108,000 in lease payments during 2024 relating to this new office sublease.

Consulting Agreement with Scott Pomeroy

Mr. Pomeroy entered into a consulting agreement dated July 1, 2022, as amended effective January 1, 2023, that provided for his engagement as our Chief Financial Officer. The agreement provided that Mr. Pomeroy receive a monthly compensation of $17,500. Pursuant to the consulting agreement and in connection with the closing of the XTI Merger, Mr. Pomeroy received 4,000,000 shares of the Company’s common stock. Effective upon closing time of the XTI Merger, Mr. Pomeroy was appointed as XTI Aerospace’s Chief Executive Officer. It is anticipated that XTI Aerospace and Mr. Pomeroy will enter into an employment agreement on terms to be approved by the XTI Aerospace Board but which are expected to provide for an annual base salary of approximately $400,000 and a cash bonus target in an amount of up to 150% of base salary upon the satisfaction of certain performance criteria and milestones which shall be determined and approved by XTI Aerospace’s Compensation Committee.

Financial Advisory Fees in connection with the XTI Merger

Pursuant to the terms of an amended advisory fees agreement among us, Inpxion and Maxim Group (“Maxim”) and in accordance with the XTI Merger Agreement, the Company issued 4,317,279 shares of common stock to Maxim immediately prior to the closing time of the XTI Merger. Additionally, Maxim will receive $200,000 payable upon the closing of one or more debt or equity financings for which Maxim serves as placement agent or underwriter and in which XTI Aerospace raises minimum aggregate gross proceeds of $10 million following the Effective Time.

Pursuant to an engagement letter dated as of June 7, 2022, as amended (the “Chardan Engagement Letter”) and the XTI Merger Agreement, Chardan Capital Markets (“Chardan”) received 2,117,817 shares of the Company’s common stock (the “Chardan Closing Shares”) immediately prior to the merger closing time and received a cash payment commitment of $200,000. If within 90 days following the Effective Time, XTI Aerospace consummates a public offering of securities in which the price per share of XTI Aerospace common stock (“Chardan Qualified Offering price”) is less than the per share price of Inpixon common stock utilized to calculate the number of Chardan Closing Shares, XTI Aerospace will be required, subject to applicable securities laws, to issue additional shares of XTI Aerospace common stock to Chardan in an amount equal to (i) $1,000,000 minus the product of the number of Chardan Closing Shares and Chardan Qualified Offering Price, divided by (ii) the Chardan Qualified Offeing Price.

Deferred Compensation and Retention Bonus Plan

In an effort to conserve cash, we implemented a cost savings plan, effective on July 1, 2022. As part of the cost savings plan, we installed a compensation reduction directive and retention bonus program impacting all employees and several current consultants, which is in effect until the Company secures sufficient financing as determined by executive management. Accrued deferred compensation amounts will be repaid to participating individuals when executive management, at its sole discretion, determines that sufficient funding has been received by the Company, provided, in the case of employees, that such employees remain employed with the Company on such date.

As part of the plan, we granted participants a retention bonus, of either cash or equity, at the participant’s discretion, equal in value to three months of their monthly deferred compensation amount, if cash, or six months of their monthly deferred compensation amount, if equity, if the employee remains with XTI at the “earn date,” which is defined as six months after the date on which the deferred compensation described above is repaid.

As of December 31, 2023, liability amounts of approximately $740,000 and $220,000 are included in Accrued Expenses and Other Current Liabilities and Related Party Payables, respectively, on the accompanying balance sheets relating to deferred compensation and retention bonuses under this plan.

Upon receiving additional financing during the first quarter of 2023, we restored the salaries of all employees to the original salary amount, effective with the semi-monthly payroll ending March 31, 2023.

Contingencies

Xeriant Inc. vs. XTI Aircraft Company

On December 6, 2023, Xeriant, Inc. (“Xeriant”) filed a complaint against XTI, along with two unnamed companies and five unnamed persons, in the United States District Court for the Southern District of New York. The complaint, as amended in January and February 2024, alleges that XTI, through multiple breaches and fraudulent actions, has caused substantial harm to Xeriant and has prevented it from obtaining compensation owed to it under various agreements entered into between Xeriant and XTI, including but not limited to a joint venture agreement, a cross-patent license agreement, an operating agreement, and a letter agreement. In particular, Xeriant contends that XTI gained substantial advantages from the intellectual property, expertise, and capital deployed by Xeriant in the design and development of XTI’s TriFan 600 aircraft yet has excluded Xeriant from the transaction involving the TriFan 600 technology in our merger with Inpixon, which has resulted in a breach of the Letter Agreement, in addition to the other aforementioned agreements. Xeriant, in the second amended complaint, asserts the following causes of action: (1) breach of contract; (2) intentional fraud; (3) fraudulent concealment; (4) quantum meruit; (5) unjust enrichment; (6) unfair competition/deceptive business practices; and (7) misappropriation of confidential information, and seeks damages in excess of $500 million, injunctive relief enjoining us from engaging in any further misconduct, the imposition of a royalty obligation, and such other relief as deemed appropriate by the court. On March 13, 2024, XTI moved for partial dismissal of the complaint, Counts 2 through 7 in particular. XTI argued that Counts 2 through 7 are (1) impermissible attempts to repackage claims arising from contractual dispute as quasi-contractual or tort claims; and (2) expressly refuted by the clear and unequivocal terms of the aforementioned agreements. The case is in its early stages, no discovery with respect to the Company has occurred, and we are unable to estimate the likelihood or magnitude of a potential adverse judgment. The Court has neither scheduled XTI’s motion for hearing nor otherwise ruled upon it. XTI nevertheless denies the allegations of wrongdoing contained in the complaint and is vigorously defending against the lawsuit

Off-Balance Sheet Arrangements

As of December 31, 2023 and December 31, 2022, we did not have any relationships with special purpose or variable interest entities or other which would have been established for the purpose of facilitating off-balance sheet arrangements or other off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this item.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the audited consolidated financial statements for the years ended December 31, 2023 and 2022 which are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Stock Based Compensation

We account for stock-based compensation in accordance with the guidance of ASC 718. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

We measure compensation expense for our non-employee stock-based compensation under ASC 718. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or stock award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” as we have limited historical information to develop reasonable expectations about future exercise patterns and employment duration for our stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for the expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Impairment of Long-Lived Assets

A long-lived asset (including amortizable identifiable intangible assets) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. When indicators of impairment are present, we evaluate the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. We adjust the net book value of the long-lived assets to fair value if the sum of the expected future cash flows is less than book value. No impairment charge for long-lived assets were recorded for the fiscal years ended December 31, 2023 and 2022.

Fair Value of Financial Instruments

We follow guidance in ASC 820, Fair Value Measurement, where fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are determined within a framework that establishes a three-tier hierarchy which maximizes the use of observable market data and minimizes the use of unobservable inputs to establish a classification of fair value measurements for disclosure purposes. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of our business. Unobservable inputs reflect our own assumptions about the assumptions market participants would use in pricing the asset or liability based on the information available.

Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the year ended December 31, 2023, based upon certain economic conditions and historical losses through December 31, 2023. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets.

The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2023 and 2022.

Recent Accounting Pronouncements

See Note 2 of our financial statements included elsewhere in this filing for more information regarding recently issued accounting pronouncements.